Exhibit 99.1

Date:	August 24, 2009
Contact:	Stephanie LaFiura
Investor Relations Associate
Phone:	201-804-3037
Email:	stephanie.lafiura@cambrex.com
Release:	Immediate

CAMBREX RECEIVES FDA WARNING LETTER

East Rutherford, NJ – August 24, 2009 - Cambrex Corporation (the “Company”) announced that it has received a warning letter from the U.S. Food and Drug Administration (“FDA”) relating to an inspection of the Company’s generic active pharmaceutical ingredient (“API”) manufacturing facility located in Milan, Italy in March 2009.  The observations noted in the warning letter are primarily related to the collection and maintenance of certain laboratory data.

The Company has already addressed a number of observations following the inspection and is fully committed to working with the FDA to resolve all of the outstanding issues expeditiously.  While the warning letter indicated that until the Company demonstrates that the observations have been corrected, the FDA may withhold approval of new applications or supplements listing the Milan, Italy facility as the API manufacturer, and may deny entry into the U.S. of products manufactured at the site, the Company anticipates satisfactorily responding to the letter within the time period prescribed by the FDA and correcting all observations.

The Company noted that the observations cited in the warning letter pertain only to its Milan, Italy facility and do not relate to its other manufacturing facilities.

About Cambrex

Cambrex provides products and services to accelerate the development and commercialization of small molecule therapeutics including active pharmaceutical ingredients (“API”), advanced intermediates, enhanced drug delivery, and other products for branded and generic pharmaceuticals.  For more information, please visit www.cambrex.com.

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Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com